CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-178042 and No. 333-174326 on Form S‑3, and No. 333-27877, No. 333‑118622, No. 333‑114488, and No. 333-158572 on Form S‑8, of our reports dated February 24, 2012, relating to the consolidated financial statements and financial statement schedules of MDU Resources Group, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of the definitions and required pricing assumptions outlined in the Modernization of Oil and Gas Reporting rules issued by the Securities and Exchange Commission effective as of December 31, 2009), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10‑K of the Company for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 24, 2012